Exhibit 10.1(b)
FIRST AMENDMENT TO THE
CENTURYTEL UNION 401(K) PLAN
AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 31, 2006

CENTURYTEL, INC., represented herein by its Executive Vice-President and Chief Financial Officer, R. Stewart Ewing, Jr., as Plan Sponsor and Employer, does hereby execute the following amendments to the CenturyTel Union 401(k) Plan and Trust, each amendment effective as of May 6, 2007:

1.	The following sentence is hereby added as the last sentence of the second paragraph of Section 1.14(a):

These exclusions will not apply to Group C Participants.

2.	Section 1.20 is hereby amended to read as follows:

1.20       Employer. The entity that establishes or maintains the Plan and any successor to such entity, as reflected in the lists of Employers entering into collective bargaining agreements with Employees listed in Appendices A, B and C. Such lists of Employers shall change when an Employer enters into a collective bargaining agreement and attaches a revised Appendix A, B or C hereto, without the necessity of amending the Plan.

3.	Article I is hereby amended to insert Section 1.27, as follows:

1.27       Group C Participant. A Group C Participant is one who participates in the Plan pursuant to a collective bargaining agreement, as set forth on Appendix C to the Plan.

4.	Sections 1.27 through 1.51 are hereby re-numbered as Sections 1.28 through 1.52.

5.	The following is hereby added at the end of Section 1.52:

A Year of Service shall also be credited under this Plan to each Participant who was a participant in the Madison River Communications Corp. Profit Sharing & 401(k) Plan who was employed by the Employer as of May 6, 2007, for each year of service credited, as of April 30, 2006, under the Madison River Communications Corp. Profit Sharing & 401(k) Plan.

6.	Section 2.1 is hereby amended to read as follows:

2.1       Active Participation. Each Employee who is included in a unit of Employees covered by a collective bargaining agreement between Employee representatives and the Employer which provides for participation in this Plan by such Employees, as reflected in Appendices A, B and C, shall be eligible to participate in this Plan upon his date of employment or reemployment.

7	The following sentence is hereby inserted as the second sentence of Section 3.1(a):

For Group C Participants, ninety-two percent (92%) shall be substituted for twenty-five percent (25%) in the preceding sentence.

8.	The last sentence of section 3.2(a) is hereby deleted and the following two sentences are inserted at the end of Section 3.2(a):

For Group A and Group B Participants, no contributions will be made to “true up” the Participant’s Match Contribution after the end of the Plan Year. For Group C Participants, contributions will be made to “true up” the Participant’s Match Contribution after the end of the Plan Year.

9.	Section 3.2(b) is hereby amended to read as follows:

The Employer Match Contribution to be made by the Employer for each period shall be such percentage of a Participant’s Elective Deferrals, as is specified for such Participant’s union local on Appendices A, B and C hereof, provided that Employer Match Contributions shall be made based solely upon a Participant’s Elective Deferrals that do not exceed six percent (6%) of the Participant’s Compensation for such period. The percentage matching rate and percentage of considered Compensation as stated in the preceding sentence shall continue in effect until otherwise changed pursuant to the applicable union collective bargaining agreement or by resolution of the Employer’s Board of Directors, which change shall be effectuated by attaching a revised Appendix A, B or C hereto, without the necessity of amending the Plan. Any Matching Contributions made under this section 3.2 on behalf of a Participant during the Plan Year that are attributable to Excess Deferrals, shall be deemed forfeited.

For Group C Participants, for purposes of Sections 3.2(a) and (b), Elective Deferrals shall include Catch-up Contributions.

10.	The following paragraph is hereby added as the third paragraph of Section 3.2(c):

Matching Contributions for Group C Participants shall be vested in accordance with the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE

0	0%
1	20%
2	40%
3	60%
4	80%
5	100%

11.	Article III is hereby amended to insert Section 3.3A, as follows:

3.3A       Group C Non-Elective Contributions. The Employer shall make a non-elective contribution to the Plan on behalf of each Group C Participant who completes five hundred (500) Hours of Service in the Plan Year, in an amount specified for such person’s local on Appendix C hereof. The amounts specified on Appendix C shall continue in effect until otherwise changed pursuant to the applicable collective bargaining agreement or by resolution of the Employer’s Board of Directors, which change shall be effectuated by attaching a revised Appendix C hereto, without the necessity of amending the Plan. Non-elective contributions made pursuant to this Section 3.3A shall be allocated to such Participants’ Employer Match Accounts, and shall be vested in accordance with the Vesting Schedules set forth in Section 3.2.

THUS DONE AND SIGNED this 29th day of May, 2007.

CENTURYTEL, INC.

BY: /s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice-President and
Chief Financial Officer